EXHIBIT 99.0


FOR IMMEDIATE RELEASE                        CONTACT:   Glenn Bozarth
January 8, 1998                                         (310) 252-3521




                         MATTEL ACQUIRES PRINTPAKS
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LOS ANGELES, January 8--Mattel, Inc. and PrintPaks, Inc. today announced that Mattel has completed the acquisition of PrintPaks, a Portland, Oregon-based publisher of multimedia craft products.

Founded in 1995, PrintPaks pioneered the rapidly growing multimedia craft category. PrintPaks kits utilize the power of home computers and printers to enable consumers to design, personalize, and assemble a wide variety of creative crafts, including jewelry, pop-up greeting cards, refrigerator magnets, tee shirts, and holiday decorations.

"With Barbie Fashion Designer in 1996 and Barbie Magic Hairstyler in 1997, Mattel has had the top new children's CD-ROM titles for two years in a row," David Haddad, general manager of Mattel Media, said. "We've established a leadership position with an emphasis on software for girls. PrintPaks will provide us the opportunity to expand into new software categories, and to further pursue new technology applications."

"Nearly three quarters of people with personal computers at home have color inkjet printers, and they're eager for fun things to do with them," said Judy MacDonald, co-founder of PrintPaks. "PrintPaks product diversity, materials expertise and design know-how combined with the global brands that Mattel possesses provides an incredible combination with excellent sales potential."

Mattel, Inc. is the worldwide leader in the design, manufacture and marketing of children's toys. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.


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